Exhibit 10.90

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is made and entered into as of May 1, 2020 between TheMaven, Inc., a Delaware corporation (the “Company”) and Ross Levinsohn, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive to provide the services described herein and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, pursuant to an Advisory Services Agreement dated as of April 10, 2019 by and between the Company and the Executive (the “Prior Agreement”), the Executive has provided services (the “Prior Services”) to the Company and its affiliates.

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement, dated as of September 16, 2019 (as amended by the letter agreement between Executive and the Company dated as of March 30, 2020, the “Initial Agreement”).

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall continue to be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.

TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive and the Executive hereby accepts such employment. The Prior Agreement and the Initial Agreement are terminated and fully superseded by this Agreement.

(b). Title: The Executive shall have the title of: Chief Executive Officer, Sports Illustrated and President, Maven Media Brands, LLC.

(c). Responsibilities and Duties. The Executive’s duties shall consist of those duties listed in Exhibit A hereto and such other duties and responsibilities as are mutually determined from time to time by the Company’s Chief Executive Officer (the “CEO”) and Executive.

(d). Reporting. The Executive shall report directly to the CEO.

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(e). Performance of Duties; Travel. With respect to the Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the CEO. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the CEO may reasonably require. The Executive shall also travel as required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board. Notwithstanding the foregoing, the Executive shall have the right to travel in business class on flights greater than four hours in duration.

(f). Location. The Executive shall be based in Los Angeles, CA. Nevertheless it is expressly understood that the Executive’s duties will require him to travel regularly out of the Los Angeles area for periods of time.

(g). Board Membership; Officer. The Executive shall, if requested, also serve as a member of the board of directors and/or as an officer of the Company or any affiliate of the Company for no additional compensation.

(h). Other Board Memberships. It is understood that the Executive currently serves on the board of directors of three companies – Tribune Media, Dex/YP and Muzik. It is understood that the Executive shall at no time going forward serve on any more than three boards at any given time.

1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annualized salary of $427,500 for each year (the “Annual Salary”). The Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior-level executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed annually by the CEO.

(b). Bonuses. The Executive shall be eligible to receive the bonuses (each a “Bonus” and collectively, the “Bonuses”) as set forth in Exhibit B hereto.

(c). Equity Incentives.

(i). Options Grant Before Initial Agreement. Before the Effective Date of the Initial Agreement, the Company had previously granted to the Executive options to purchase up to an aggregate of 2,532,004 shares of the Company’s common stock pursuant to the Plan (the “Existing Options”) and 245,434 shares of restricted stock (the “Stock”) subject to vesting and other conditions described therein.

(ii). Options Grant in Initial Agreement. In consideration of the Executive entering into the Initial Agreement, the Company granted to the Executive options to purchase up to 2,000,000 shares of the Company’s common stock pursuant to the Plan (the “New Options” and together with the “Existing Options”, the “Options”), which shall vest as follows:

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(A). Time Vesting (the “Time Vesting Overlay”): Subject to the Annual Revenue Vesting Conditions below, the New Options may be exercised with respect to the first 1/3 of the shares thereunder when the Executive completes one year of continuous service beginning with the Effective Date of the Initial Agreement and with respect to 1/36 of the shares thereunder when the Executive completes each month of continuous service thereafter. The Time Vesting Overlay shall begin to vest effective January 1, 2020.

(B). Annual Revenue Vesting (the “Annual Revenue Vesting Conditions”): The first time that Gross Digital SI Revenue during any calendar year during the Term reaches a target level set forth below (each a “Revenue Target”), the number of shares under the New Options listed alongside that target level below shall vest (subject to the Time Vesting Overlay). Each Revenue Target may only be achieved, and the related number of shares vested, one time. Once a Revenue Target has been achieved in one calendar year, it will no longer be available to be achieved in any subsequent calendar year.

Revenue Target	Incremental Shares Vesting
$30,000,000	500,000
$35,000,000	250,000
$40,000,000	250,000
$45,000,000	500,000
$50,000,000	500,000

All other terms and conditions of the New Options shall be governed by the terms and conditions of the Plan and the applicable award agreements.

(iii). In connection with the Options and the Stock:

(A). The parties agree that the Prior Service, the Executive’s services under the Initial Agreement and his services hereunder shall be deemed to constitute continuous service for the purposes of the vesting of the Existing Options and the Stock.

(B). The Executive acknowledges that at the time of the grants, the shares underlying the Options are not authorized and available for issuance, therefore the Options are considered to be unfunded options. The Executive agrees that no part of the Options may be exercised until the later of the increase in the authorized shares of common stock of the Company in sufficient number of shares to permit the exercise from time to time of such Option or the later completion of the vesting conditions and exercise date as set forth therein.

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(iv). The Executive will not be eligible for any “true up” equity grants awarded to other personnel to address dilution resulting from or in connection with the acquisition by the Company of TheStreet, Inc. or the entry by the Company into that certain Licensing Agreement dated as of June 14, 2019 between the Company and ABG-SI LLC but will be eligible to future true ups, in the Board’s sole and absolute discretion, should the CEO be afforded true ups in future raises and financings.

(d). Expenses. The Executive shall be reimbursed for all ordinary and necessary out- of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require, to include expenses incurred beginning on March 1, 2019.

(e). Benefits. The Executive and his family members shall be entitled to fully participate in all benefit plans that are in place and available to senior-level Executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans; provided, however, that the Company, in its sole and absolute discretion, may modify or discontinue any such benefit.

(f). Paid Time Off. The Executive shall be entitled to paid time off based on the Company’s policies and applicable law in effect from time to time, provided such entitlement shall not be less than four weeks annually.

(g). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). Term. The Executive’s initial term of employment hereunder shall commence on May 1, 2020 (the “Effective Date”), and, unless earlier terminated pursuant to Sections 1.3(b) or 1.3(c), shall continue until December 31, 2022 (the “Initial Term”), and, if not so earlier terminated, shall be automatically renewed for an additional one (1) year term (the “Renewal Term”) thereafter unless written notice to the contrary is provided by either party to the other at least ninety (90) days prior to the expiration of the Initial Term or then-existing Renewal Term, as applicable.

(b). Early Termination. The term of this Agreement may be earlier terminated by the Executive or the Company as follows:

(i). Termination for Cause. If the Company terminates the Executive’s employment for Cause, the Executive shall not be entitled to any severance or other benefits other than: (a) any Annual Salary through the date of termination; (b) benefits as set forth in Section 1.2(e); and (c) expenses reimbursable under Section 1.2(d) (collectively, the “Accrued Benefits”).

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(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d), without any requirement of a notice period.

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, the Executive is so disabled that the Executive is unable to ever work again), the Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts prescribed by Section 1.3(d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept; provided, however, that the Company may, in its sole discretion, elect to accelerate the effective date of the Executive’s termination and cease payment of the Annual Salary as of the accelerated termination date. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3(d)).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to: (A) receive 18 months of salary continuation (i.e., not a lump sum payment) and to reimbursement of continued health insurance costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) during that 18 month salary continuation period, (B) receive the quarterly Bonuses during the 18 month salary continuation period, tied directly to revenue generated against revenue as defined in Section 1.4(k), along with payment of any unpaid expense reports for expenses incurred in connection with his employment and (C) full, immediate acceleration of the vesting of all unvested Options. The payments described in this subsection, along with the vesting of the Executive’s equity awards as set forth in subsection (C) and in Executive’s equity incentive agreements, are the only severance or other payment or payment in lieu of notice that the Executive will be entitled to receive under this Agreement (other than any Accrued Benefits). Any right of the Executive to payment or equity vesting pursuant to this subsection 1.3(c) shall be contingent on Executive signing a standard form of release agreement with the Company.

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(d). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(e). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Executive’s employment, the Executive agrees and covenants not to engage in Prohibited Activity in the development, implementation, operation, supply and marketing of a business, product or service aggregating third party content publishers and providing them publishing and monetization services (a “Competing Business”).

For purposes of this Section 1.4, “Prohibited Activity” is activity in which the Executive contributes his knowledge directly and specifically as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Competing Business.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that engages in the Competing Business, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(b). Non-Solicitation of Employees. During the Executive’s employment and for a period of six months following the termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

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Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company.

(c). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s Customer Information as that term is defined in Exhibit C.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Confidential Information during the Executive’s employment, the Executive agrees and covenants that, during the Executive’s employment the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

(d). Non-disparagement. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment, the Executive shall not directly or indirectly for itself or on behalf of any other person, libel, slander or disparage the other in any manner that is harmful to the Company’s business reputation or personal reputation. This Section 1.4(d) does not preclude the Executive from testifying truthfully to a lawful subpoena or from making truthful and accurate statements or disclosures that are required by other applicable laws or legal process.

(e). Confidential Information; Proprietary Rights. The Executive has had and shall continue to have access to the trade secrets, business plans, and production processes of the Company. Accordingly, the Executive shall comply with and shall remain subject to the terms of the Employee Confidentiality and Proprietary Rights Agreement, dated September 16, 2020 (“Confidentiality Agreement”), whose terms are fully incorporated by reference into this Agreement (a copy of which is attached as Exhibit C to this Agreement).

(f). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

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(g). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(h). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(i). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time. (c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of the Company.

(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the material duties of the Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s intentional violation of a material policy of the Company that has been previously delivered to the Executive in writing if such failure causes material harm to the Company; (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, including, but not limited to, Executive’s breach of the Confidentiality Agreement and his obligations under Section 1.4; or (viii) the Executive’s making of any statements to strategic partners, orally or in writing or directly or indirectly, which disparage or demean the Company or its executive staff, or which foreseeably could harm the reputation and/or goodwill of the Company or its executive staff. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

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(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company and (ii) for purposes of Section 1.5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.4 and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.4.

(h). “Compensation Committee” shall mean the Compensation Committee of the Board.

(i). “Direct Strategic Transactions” shall mean a transaction entered into between the Company and/or an Affiliate of the Company and an un-affiliated third party (not including mergers or acquisitions), substantially as a result of the efforts of the Executive, pursuant to which the Company or an Affiliate directly receives specified revenue or revenue streams from such third party.

(j). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (iii), (v) or (vi) below, cured by the Company within a reasonable period of time, not to exceed 45 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) any reduction in Annual Salary or Bonuses for which the Executive is eligible; (ii) requiring the Executive to take any action which would violate any federal or state law; (iii) any requirement that the Executive’s duties be primarily performed outside of Los Angeles (it being understood that the Executive will regularly be performing services outside of Los Angeles); (iv) any failure by the Company to comply with Section 2.6 of this Agreement; (v) any material reduction in the Executive’s title or scope of responsibility; or (vi) the termination of the employment of James Heckman (“Heckman”) by the Company other than for Cause (as such term in defined in Heckman’s then current employment agreement with the Company) or by Heckman for Good Reason (as such term in defined in Heckman’s then current employment agreement with the Company). Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure within the cure period, if any, set forth herein.

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(k). “Gross Digital SI Revenue” shall mean gross revenue from digital advertising and Sponsorships sold by the company or its affiliates, net of any third party costs, from (i) the operations of Sports Illustrated, TheStreet and any other owned and operated publishing businesses, and those affiliated independent publishers (“mavens”) operating under and the banner or domain of those owned and operated businesses existing today, or owned in the future, during the Term and in the case of termination under Section 1.3(c) above, 18 months following the Term and (ii) active or retired athlete channels or model channels secured by the Executive, provided in each case that such revenue was generated through direct interactions between employees of the Company or its Affiliates and the advertising agency, advertiser, sponsor or partner where such direct interactions include responses to requests for proposal from such advertising agency, advertiser, sponsor or partner, recorded in a written agreement, insertion order or otherwise reserved in advance.

For the avoidance of doubt, Gross Digital SI Revenue (x) shall only include revenue from TheStreet.com in excess of $825,000 per calendar quarter (pro rata for partial quarters) or such revenue from any future owned or licensed brand in excess of the level earned by such owned or licensed brand in the last full calendar quarter prior to being so acquired or licensed (pro rata for partial quarters) and (y) shall not include Direct Strategic Transactions to the extent such revenue forms the basis for the Strategic Transaction Bonus.

(l). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(m). “Plan” means the Company’s 2019 Equity Incentive Plan and it may be amended.

(n). “Sponsorships” shall mean reserved print or digital advertising inventory, sold, arranged and placed through direct interactions between employees of the Company or its Affiliates and the advertising agency, advertiser, sponsor or partner, starting with an insertion order (i) specifying that the transaction includes a material level of digital inventory and (ii) priced consistent with the then prevailing Maven rate card for print and/or digital advertising with any discount to the buy allocated on a pro-rata basis, consistent with rate card. Advertising may run in print, digital, audio, video or any other form or platform so long as it runs against content from owned and operated or affiliated content.

Article 2.

MISCELLANEOUS PROVISIONS

2.1 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

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(a)	If to the Company:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, WA 98101
Email: hr@maven.io

(b).	If to the Executive:

Ross Levinsohn
16100 Anoka Drive
Pacific Palisades, CA 90272
Email: rosslevinsohn@gmail.com

With a copy to:

Fox Rothschild, LLP
10250 Constellation Blvd., Suite 900
Los Angeles, CA 90067
Attn: Scott Weston
Email: sweston@foxrothschild.com

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Los Angeles County, California.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of the Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

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2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event the Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce the Executive’s rights under this Agreement, the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with such proceeding.

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following the Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

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2.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement and its Exhibits, including but not limited to the Confidentiality Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

[SIGNATURE PAGE TO EXECUTIVE

EMPLOYMENT AGREEMENT TO FOLLOW]

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[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Ross Levinsohn
Ross Levinsohn

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EXHIBIT A

Job Description

The Executive’s duties shall consist of the following:

●	Editorial oversight of the Sports Illustrated and Sports Illustrated for Kids media and print businesses
	o	Editor(s)-in-Chief of Sports Illustrated and Sports Illustrated for Kids, and indirectly, the editorial teams reporting to them, shall report directly to the Executive with respect to all editorial content (but not with respect to print production).

●	Direct responsibility for and oversight of strategic media distribution relationships and transactions, enterprise-wide
	o	SVP of Business Development (currently Eric Aledort) shall report directly to the Executive as well as to other executives in the Company’s discretion (current Avi Zimak).

●	Direct responsibility for and oversight of strategic advertising and sponsorship sales, enterprise-wide
	o	SVP of Strategic Partnerships and Chief Revenue Officer, Sports Illustrated (currently Mark Ellis) shall report directly to the Executive.

●	Assisting the Company’s Chief Executive Officer (the “CEO”) with enterprise-wide strategic initiatives, including:
	o	Board advisory candidates and matters
	o	Investor relations, investor solicitations and presentations, and financings
	o	Mergers & acquisitions
	o	Strategic partnerships

●	Such other duties and responsibilities as are mutually determined from time to time by the CEO and the Executive.

●	The Executive will have access to and senior authority to direct, all personnel enterprise- wide, for the purpose of supporting the execution of his duties set forth above, subject the approval of the CEO in the event of substantial time commitments.

EXHIBIT B

Bonus Plan

Calendar Years 2020, 2021 and 2022

In respect of each calendar year of the Term starting with calendar year 2020, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) equal to (i) an amount based on level of Gross Digital SI Revenue achieved during such year, calculated as set forth in the table below plus (ii) the Strategic Transaction Bonus with respect to such calendar year (as defined below):

Gross Digital SI Revenue	Percentage of Revenue	Annual Bonus
$20,000,000	1.00%	$200,000
$21,000,000	1.00%	$210,000
$22,000,000	1.00%	$220,000
$23,000,000	1.00%	$230,000
$24,000,000	1.00%	$240,000
$25,000,000	1.00%	$250,000
$26,000,000	1.00%	$260,000
$27,000,000	1.00%	$270,000
$28,000,000	1.00%	$280,000
$29,000,000	1.00%	$290,000
$30,000,000	1.00%	$300,000
$31,000,000	1.00%	$310,000
$32,000,000	1.00%	$320,000
$33,000,000	1.00%	$330,000
$34,000,000	1.00%	$340,000
$35,000,000	1.00%	$350,000
$36,000,000	1.00%	$360,000
$37,000,000	1.00%	$370,000
$38,000,000	1.00%	$380,000
$39,000,000	1.00%	$390,000
$40,000,000	1.00%	$400,000
$41,000,000	1.00%	$410,000
$42,000,000	1.00%	$420,000
$43,000,000	1.00%	$430,000
$44,000,000	1.00%	$440,000
$45,000,000	1.50%	$675,000
$46,000,000	1.50%	$690,000
$47,000,000	1.50%	$705,000
$48,000,000	1.50%	$720,000

$49,000,000	1.50%	$735,000
$50,000,000	2.00%	$1,000,000
$51,000,000	2.00%	$1,020,000
$52,000,000	2.00%	$1,040,000
$53,000,000	2.00%	$1,060,000
$54,000,000	2.00%	$1,080,000
$55,000,000	2.50%	$1,375,000
$56,000,000	2.50%	$1,400,000
$57,000,000	2.50%	$1,425,000
$58,000,000	2.50%	$1,450,000
$59,000,000	2.50%	$1,475,000
$60,000,000	2.50%	$1,500,000
$61,000,000	2.50%	$1,525,000
$62,000,000	3.00%	$1,860,000
$65,000,000	3.00%	$1,950,000
$70,000,000	3.00%	$2,100,000
$75,000,000	3.00%	$2,250,000
$80,000,000	3.00%	$2,400,000
$85,000,000	3.00%	$2,550,000
$90,000,000	3.00%	$2,700,000
$95,000,000	3.00%	$2,850,000
$100,000,000	3.00%	$3,000,000

The “Strategic Transaction Bonus” shall mean, in respect of any period, an amount equal to 5% of the net revenue generated, received and collected by the Company or its Affiliates, after deduction of third party costs, commissions, revenue shares, and costs of goods sold, set offs or other offsets, from Direct Strategic Transactions during the first 12 months following the entry by the Company into such Direct Strategic Transaction. Calculations and bonuses shall be paid quarterly in concert with the chart below, and in the case of strategic transaction bonuses shall be paid in Q2 if applicable.

The Annual Bonus will be paid quarterly at the end of each fiscal quarter for the calendar year (each a “Quarterly Payment”):

Calendar period	Fiscal Quarter	Pay Date
January 1 through March 31	Q1	April 30
April 1 through June 30	Q2	July 31
July 1 through September 30	Q3	October 31
October 1 through December 31	Q4	January 31

Each such Quarterly Payment will be calculated by multiplying the Gross Digital SI Revenue earned during such fiscal quarter by four, then multiplying that amount by the applicable Percentage of Revenue to identify the estimated Annual Bonus, and then dividing that amount by four.

Within 60 days following the end of the applicable calendar year, the Company shall conduct a reconciliation (a “Reconciliation”) of the Quarterly Payments for such calendar year against the actual Annual Bonus earned for such year and provide the Executive with a breakdown in accordance with the notice provisions of the Agreement (“Reconciliation Notice”).

In the event that as a result of the Reconciliation it is determined that the sum of the Quarterly Payments was less than the actual Annual Bonus for the year, the Company will pay the difference to the Executive within 30 days following the sending of the Reconciliation Notice. The Executive shall not be required to return or offset any overpayment revealed by the Reconciliation.

Notwithstanding the forgoing, no Quarterly Payment will be made with respect to the first or second quarter of 2020.

EXHIBIT C

[CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT]

EMPLOYEE CONFIDENTIALITY AND

PROPRIETARY RIGHTS AGREEMENT

ROSS LEVINSOHN

This EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT (“Agreement”) is entered into effective Sept 16, 2019 by and between THEMAVEN, INC., a Delaware corporation, on its behalf and on behalf of itself, its subsidiaries and other corporate affiliates thereof (“Company”) and Ross Levinsohn (“Employee”). In consideration of the employment of Employer by the Employer, the Employer and Employee hereby agree as follows

1. Confidentiality Obligations.

1.1 Employee understands and acknowledges that during the course of employment by the Company, Employee will have access to and learn about confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur losses, damages and also liabilities to third parties.

1.2 “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, legal information, marketing information, advertising information, pricing information, design information, personnel information, suppliers, vendors, developments, reports, sales, revenues, costs, formulae, product plans, designs, styles, models, ideas, inventions, patent, patent applications, original works of authorship, discoveries, specifications, customer information, client information, the Company, or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information developed by Employee in the course of the employment of Employee by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Employee in the first instance.

2. Disclosure and Use Restrictions.

2.1 Employee agrees and covenants to

(a). Treat all Confidential Information as strictly confidential;

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(b). Not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee’s authorized employment duties to the Company; and

(c). Not to access or use any Confidential Infonnation, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Employee’s authorized employment duties to the Company.

2.2 Employee understands and acknowledges that the obligations of Employee under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment by the Company) and shall continue during and after the employment of Employee by the Company until such time as such Confidential Information has become public knowledge other than as a result of Employee’ s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

2.3 Nothing in this Agreement prohibits Employee from reporting violations of law or regulation to an appropriate governmental agency or entity or making other disclosures that are protected under applicable law. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement limits Employee’s rights to discuss the terms and conditions of employment or to infringe upon Employee’ s rights under the National Labor Relations Act (“NLRA”), the Defend Trade Secrets Act (“DTSA”) and applicable state law. Employee is hereby notified that the DTSA protects individuals from criminal or civilly liability where the disclosure of a trade secret is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and the confidential disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; and (b) the trade secret disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, and the disclosure is made under seal. Nothing in this Agreement restricts or impedes Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or court order. Employee shall promptly provide written notice of any such court order to the President or Chief Executive Officer of the Company.

3. Proprietary Rights.

3.1 Work Product. Employee acknowledges and agrees that all writings, works of authorship, technology, inventions , discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of the employment of Employee by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property”), shall be the sole and exclusive property of the Company.

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3.2 Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property so as to be less in any respect than that the Company would have had in the absence of this Agreement. To the extent any copyrights are assigned under this Agreement, Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property therein.

3.3 Cooperation. During and after the employment of Employee, Employee agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in the name of Employee and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Employee’s subsequent incapacity.

3.4 Washington Law. Pursuant to the laws of Washington, this Section 3 does not apply to Intellectual Property protected by RCW 49.44.140 for which no Company trade secrets, Confidential Information, no equipment, supplies, or facilities of Company were used and which was developed entirely on Employee’s own time, unless: (i) the invention relates directly to the business of Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of Company, or (iii) the invention results from any work performed by Employee for Company. To determine whether Employee has an obligation to assign particular Intellectual Properties to Company, Employee shall promptly make full written disclosure to Company of all Intellectual Properties that Employee makes or on which Employee is working during the term of Employee’s employment. Employee represents and warrants that no Intellectual Property developed prior to or outside the scope of employment shall be used in the course of Employee’s employment unless such work is owned solely by Employee and is specifically identified to Company in writing in advance of any use and Company agrees in writing to such use. If and to the extent that Employee makes use, in the course of Employee’s employment, of any item oflntellectual Property developed and owned by Employee outside of the scope of this Agreement, Employee hereby grants Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such item of Intellectual Property.

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3.5 California Law. Any provision in this Agreement requiring Employee to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of section 2870 of the California Labor Code, which provides that:

(a). Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

(b). To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.

4. IP Usage; Return of IP. Employee agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time; (ii) not to access or use any facilities and information technology resources except as authorized by Company; and (iii) not to access or use any facilities and information technology resources in any manner after the termination of Employee’s employment by the Company, whether termination is voluntary or involuntary. Upon the (i) voluntary or involuntary termination of Employee’s employment or (ii) the Company’s request at any time during Employee’s employment, Employee shall (a) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Employee, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with the employment of Employee by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Employee’s possession or control.

5. Remedies. Employee acknowledges that the Confidential Information of the Company and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

6. General Provisions.

6.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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6.2 Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of Company with any corporate or other entity or by the transfer of all or substantially all of the assets of Company to any other person, corporation, firm, or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successors, assigns, and administrators of the Company. Employee cannot assign this Agreement or any of the rights, duties, or obligations of Employee under this Agreement.

6.3 License. This Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property or any Confidential Information, materials, software or other tools made available to Employee by the Company.

6.4 Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

6.5 Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Washington without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in the state of Washington, county of King. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts in Washington.

6.6 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, other than Employee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.7 Non-disparagement; Publicity. Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company’s products or services, or make any maliciously false statements about the Company’s employees, officers and owners. Employee consents to any and all uses and displays, by the Company and its agents, of Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, images, websites, and advertising at any time during or after the period of employment by the Company, for all legitimate business purposes of the Company.

6.8 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

[SIGNATURE PAGE TO FOLLOW]

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Signature Page to

EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

THEMAVEN, INC.

By:

Title:

Signature:	/s/ Ross Levinsohn
Print Name:	Ross Levinsohn
Dated as of:	10/10/19

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